Filed pursuant to Rule 433
Registration No. 333-258961
March 28, 2023
PRICING TERM SHEET

Issuer:	Southwestern Electric Power Company
Expected Ratings*:	Baa2 (Stable) by Moody’s Investors Service, Inc. A- (Stable) by S&P Global Ratings, a division of S&P Global Inc. BBB+ (Stable) by Fitch Ratings, Inc.
Designation:	Senior Notes, Series P, due 2033
Principal Amount:	$350,000,000
Maturity:	April 1, 2033
Coupon:	5.30%
Interest Payment Dates:	April 1 and October 1
First Interest Payment Date:	October 1, 2023
Treasury Benchmark:	3.500% due February 15, 2033
Treasury Yield:	3.537%
Reoffer Spread:	T+178 basis points
Yield to Maturity:	5.317%
Price to Public:	99.869% of the principal amount thereof
Transaction Date:	March 28, 2023
Settlement Date:	March 30, 2023 (T+2)
Redemption Terms:
Make-whole call:	Prior to January 1, 2033 at a discount rate of the Treasury Rate plus 30 basis points
Par call:	On or after January 1, 2033 at par
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	845437 BU5/US845437BU53
Joint Book-Running Managers:	Goldman Sachs & Co. LLC SMBC Nikko Securities America, Inc. Wells Fargo Securities, LLC
Co-Manager:	Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Goldman Sachs & Co. LLC toll-free at (866) 471-2526, SMBC Nikko Securities America, Inc. toll-free at (888) 868-6856 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.